Astoria Financial Corporation Announces The Resignation Of Chairman George L. Engelke, Jr. And The Appointment Of Presiding Director Ralph F. Palleschi As Non-Executive Chairman

LAKE SUCCESS, N.Y., June 20, 2012 /PRNewswire/ -- Astoria Financial Corporation (NYSE: AF) (the "Company"), the holding company for Astoria Federal Savings and Loan Association ("Astoria Federal"), today announced the resignation of George L. Engelke, Jr., 73, non-executive Chairman, from the Board of Directors of the Company and Astoria Federal, effective upon the close of business on June 20, 2012.

The Company also announced that Ralph F. Palleschi, presiding director, has been appointed non-executive Chairman of both organizations, effective June 21, 2012. Mr. Palleschi, an independent director of the Company and Astoria Federal since 1996, serves as chairman of the Nominating and Corporate Governance Committee, is a member of the Audit Committee, Compensation Committee and Enterprise Risk Committee and is also a member of the Loan Committee of Astoria Federal.

In 1983, Mr. Palleschi, a certified public accountant, co-founded First Long Island Investors, Inc., an investment advisor registered under the Investment Advisors Act of 1940, as amended, and a broker/dealer registered with the Securities Exchange Commission. He continues to serve as a director and is President and Chief Operating Officer of its successor company First Long Island Investors, LLC. From 1993 to 1997, he served as Chief Operating Officer of the New York Islanders hockey team. Previously, he served as Vice President and Chief Financial Officer of a publicly traded food products company. Prior to that, he was employed by Peat, Marwick, Mitchell & Co., the predecessor of KPMG LLP. Mr. Palleschi is Chairman of the Board of Trustees of the Variety Child Learning Center and member of the Board of Directors of Abilities!.

Commenting on Mr. Engelke's resignation and Mr. Palleschi's appointment as Chairman, Monte N. Redman, a director, President and CEO of the Company and Astoria Federal noted, "George's leadership qualities and management expertise served both the Company and Astoria Federal well during his 41 year tenure and I am particularly pleased to have benefited from his broad financial knowledge and industry expertise, which has proved invaluable to me during my 35 year career at Astoria. During his long tenure and leadership at Astoria, George successfully led the conversion of Astoria Federal from a small local mutual savings institution into its current leadership position in the market today, the fifth largest publicly traded thrift institution in the United States. His conservative operating philosophy helped Astoria successfully navigate through many varied economic cycles, particularly the most recent financial crisis, during which Astoria remained profitable throughout. The Board has also expressed their gratitude and appreciation for George's 41 years of service and leadership, including his past service as President and Chief Executive Officer."

"Additionally, the Board has appointed Ralph F. Palleschi to succeed George as Chairman of both organizations. His exemplary leadership as Presiding Director and Chairman of the Nominating and Corporate Governance Committee along with his extensive financial expertise and management background will continue to benefit us well in the future," Mr. Redman continued.

Astoria Financial Corporation, with assets of $17.1 billion, is the holding company for Astoria Federal Savings and Loan Association. Established in 1888, Astoria Federal, with deposits in New York totaling $11.1 billion, is the largest thrift depository in New York and embraces its philosophy of "Putting people first" by providing the customers and local communities it serves with quality financial products and services through 85 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Federal originates mortgage loans through its banking and loan production offices in New York, an extensive broker network covering fourteen states, primarily along the East Coast, and the District of Columbia, and through correspondent relationships covering fifteen states and the District of Columbia.

CONTACT: Peter J. Cunningham, First Vice President, Investor Relations, +1-516-327-7877, ir@astoriafederal.com